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                      May 22, 2023

       Harry Kirsch
       Chief Financial Officer
       Novartis AG
       Lichtstrasse 35
       4056 Basel, Switzerland

                                                        Re: Novartis AG
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2022
                                                            Filed February 1,
2023
                                                            File No. 001-15024

       Dear Harry Kirsch:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Life Sciences
       cc:                                              Karen L. Hale